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Exhibit 11            COMPUTATION OF EARNINGS PER SHARE
                      Fluke Corporation and Subsidiaries

                                      QUARTER ENDED        TWO QUARTERS ENDED
                                 10/28/94    10/29/93    10/28/94    10/29/93
Shares issued at beginning
  of period                     8,807,391   8,807,391   8,807,391   8,807,391
Less repurchased shares at
  beginning of period          (1,057,641)   (927,202)   (908,701) (2,464,936)
Shares outstanding at
  beginning of period           7,749,750   7,880,189   7,898,690   6,342,455
Issuance of shares for
acquisition, weighted average         ---         ---         ---   1,000,000
Conversion of preferred shares        ---         ---         ---     538,144
Repurchase of common shares
  weighted average                    ---         ---    (103,846)        ---
Net issuance of shares
  under employee stock plans,
  weighted average                  2,464        (234)      1,948        (440)
Weighted average common
  shares outstanding            7,752,214   7,879,955   7,796,792   7,880,159
Assumed exercise of stock
  options, weighted average
  of incremental shares           229,688     149,245     226,045     141,577
Average shares and
  share equivalents
  outstanding                   7,981,902   8,029,200   8,022,837   8,021,736
Earnings per share             $     0.40  $     0.24  $     0.69  $     0.41
Net Income                     $3,162,000  $1,899,000  $5,563,000  $3,319,000
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